Exhibit 99.1

News Release

For Immediate Release December 10, 2013	For Further Information, Contact: Kim Jagger, Hines 713/966-7848 Kim.jagger@hines.com

HINES GLOBAL REIT ACQUIRES 55 M STREET in WASHINGTON, D.C.

(WASHINGTON, D.C.) - Hines, the international real estate firm, announced today that Hines Global REIT, Inc. has acquired 55 M Street, a nine-story, Class A office building in Washington, D.C.
The property is 89 percent leased to a number of tenants, including: The District of Columbia Department of Transportation; the Federal Aviation Administration; and Sayres and Associates Corp. Hines will manage 55 M Street on behalf of Hines Global REIT.
The 266,566-square-foot building is located at the intersection of M and Half Streets within the Capitol Riverfront submarket, and provides exceptional views of the U.S. Capitol and the Washington Nationals Ballpark. Completed in 2009, the LEED® Silver certified building also enjoys immediate access to South Capitol Street, I-395 and I-295,each a major vehicular route to Maryland and/or Virginia.
“Hines Global REIT was attracted to this property because of the long-term stable tenancy, the premium location and the emerging Capitol Riverfront submarket,” said Sherri Schugart, president and CEO of Hines Global REIT.
Hines Managing Director John Harned noted, “Capitol Riverfront is an emerging mixed-use submarket, and we believe that 55 M Street is ideally situated to benefit from its future growth. The quality of this location and building make the property a great addition to the Hines Global REIT portfolio.”
Eastdil Secured represented the seller, McFarlane/Lehman/Monument Realty, in the transaction.
Hines Global REIT is a public, non-listed real estate investment trust sponsored by Hines that owns interests in 38 real estate investments located in the United States and internationally. For additional information about Hines Global REIT, visit www.hinessecurities.com.
Hines is a fully-integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 55 years. With offices in 70 cities across the United States and 18 international countries, and controlled assets valued at approximately $25.2 billion as of June 30, 2013, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.

Forward-Looking Statements

Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, tenant performance, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the ability and willingness of tenants to continue to make rental payments pursuant to their leases and other risks described in the “Risk Factors” section of Hines Global REIT's Annual Report on Form 10-K for the year ended December 31, 2012, and its other filings with the Securities and Exchange Commission.